Exhibit 10.5
SECOND AMENDMENT
TO THE
PRUDENTIAL INSURANCE COMPANY OF AMERICA
DEFERRED COMPENSATION PLAN

(As amended and restated effective as of December 1, 2015)

(Amending to add the PESP Principal Protection Fund and remove the PESP Fixed Rate Fund from the notional investment options available under the Plan)

Purpose and Background:

A.The Prudential Insurance Company of America Deferred Compensation Plan (the “Deferred Compensation Plan” or “Plan”) was last amended and restated effective as of December 1, 2015.

B.Pursuant to Section 8.1(a) of the Deferred Compensation Plan, the Committee established under Article VII of the Plan may adopt certain amendments to the Plan without the approval of the Compensation Committee of the Board of Directors of Prudential, including any amendments that (i) are necessary or advisable for purposes of compliance with applicable laws and regulations; (ii) relate to administrative practices under the Deferred Compensation Plan; or (iii) have an insubstantial economic effect on the Deferred Compensation Plan.

C.Pursuant to Section 7.1 of the Deferred Compensation Plan, the Vice President - Compensation, the role held by Vice President, Head of Total Rewards and HR Operations (“VP-Total Rewards”) is deemed to be the Committee established under Article VII of the Deferred Compensation Plan.

D.Effective December 30, 2024, a new stable value investment option, called the PESP Principal Protection Fund (“PESP PPF”) will be added to the investment options available to participants under The Prudential Employee Savings Plan (“PESP”) due to the closure of the PESP Fixed Rate Fund and its removal from PESP’s investment lineup effective December 27, 2024.

E.Due to the foregoing stable value investment option changes in PESP, it is necessary to amend the Plan as follows: first by adding the PESP PPF to the Plan’s notional investment options (and to serve as the Plan’s default investment option) beginning effective December 30, 2024, and second by removing the PESP Fixed Rate Fund from the Plan’s notional investment options effective December 27, 2024.

F.The VP-Total Rewards has determined that the foregoing amendments are within the scope of authority granted to her under the terms of the Deferred Compensation Plan.

Resolution:

1.Effective December 30, 2024, Section 6.2 of the Deferred Compensation Plan is amended and restated to read as follows:

6.2 Earnings Indices and Investment Options for Accounts

A Participant’s Account will be credited with notional interest, earnings (and, where applicable, notional investment gain or loss) that are intended to mirror the investment performance and results of the indices/notional investment options selected by the Participant on the Participation Agreement beginning with the date of deferral (or, if attributable to Insurance Sales Agent Matching Contributions, the date such amounts are credited to the Account) until such time as payment of the entire account balance is made. The Plan Administrator may from time to time designate one or more such indices/notional investment options as a Restricted Investment Option, by specifying the restrictions or conditions that would be applicable with respect to notional investments thereunder.

For Plan Year 2000, the available notional investment options under the Plan are intended to mirror the performance of four of the investment options available to participants of The Prudential Employee Savings Plan in 2000, as follows: (a) the PESP Fixed Rate Fund; (b) the Prudential Stock Index Fund; (c) the Prudential Balanced Fund; and (d) the Prudential Jennison Growth Fund. For Plan Years beginning on or after January 1, 2001, the available notional investment options under the Plan shall, at a minimum, be designed with the intent of mirroring the performance of all of the then-current investment options available to participants of The Prudential Employee

Savings Plan in such year. Effective December 30, 2024, the PESP Principal Protection Fund will be offered to Participants as a notional investment option under the Plan and the PESP Fixed Rate Fund will be removed from the Plan’s options effective December 27, 2024. With respect to amounts deemed allocated to the PESP Principal Protection Fund, such amounts will be credited with investment earnings in the same general manner as investment earnings would be credited to amounts actually invested in the fund; with respect to amounts deemed allocated to the other notional investment options under the Plan, such amounts will be credited under the Plan as if the Participant had actually purchased units of such separate account/mutual funds on the date of such deferral. To the extent that various actual investment options are added to, or removed from, The Prudential Employee Savings Plan, comparable changes shall be made in the available notional investment options under this Plan, including the Plan’s notional stable value investment option, and any such changes shall be communicated to Participants as soon as administratively practicable.

Without limiting the generality of the foregoing, with respect to the notional investment of any Accounts after October 13, 2010, the Committee (or, if such authority is delegated to it by the Committee, Corporate Compensation) may, in its discretion, from time to time and at any time add such additional notional investment options having such terms and conditions as the Committee (or, if applicable, Corporate Compensation) shall determine. The Committee (or, if such authority is delegated to it by the Committee, Corporate Compensation) may at any time eliminate, alter the investment parameters, or otherwise modify the terms and conditions applicable to any such notional investment option made available pursuant to the immediately preceding sentence (including, but not limited to, limiting access to such notional investment option to a specified groups of Participants or imposing minimum and maximum amounts that may be deemed invested therein).

Except as otherwise provided in accordance with this Section 6.2, a Participant may elect any combination of the available notional investment options; provided, however, that the Participant’s allocation of his or her account must be stated in one percent (1%) increments or such other increments as the Committee shall specify from time to time.

2.Effective December 30, 2024, Section 6.3 of the Deferred Compensation Plan is amended and restated to read as follows:

6.3 Changing Indices

A Participant may change how the notional amounts reflected in his or her Account are deemed invested by completing an Account Reallocation Form. Such deemed investment allocations may be changed periodically, and in no event less than once per calendar quarter. Effective with the 2002 Plan Year, allocations may be changed monthly, and changes will be effective on the first day of the following month. Effective from and after October 13, 2010, unless Corporate Compensation shall determine that, to the extent reasonably advisable to facilitate the administration of the Plan, changes in such allocations shall be made less frequently (but in no event less frequently than monthly), a Participant may change the manner in which the Participant’s Account is allocated among the notional investment options as of the close of business on any business day by notice delivered in such form and by such time as Corporate Compensation shall specify from time to time.

To the extent that additions to, or subtractions from, the number of indices/notional investment options are made under this Plan, Participants will be asked to complete an Account Reallocation Form to indicate if they wish to reallocate their notional Account balances. In the event no such Form is received, unless provided otherwise by the Committee, no changes to the Participant’s Account will be made except that, in the event a particular index/notional investment option is eliminated and no Form has been completed, the notional amounts credited in such eliminated index or notional investment option shall be credited beginning effective December 30, 2024, under the notional PESP Principal Protection Fund (or such other notional investment option as determined by the Committee in its sole discretion) as of the date of such elimination (or as soon as administratively practicable thereafter). Notwithstanding the foregoing sentence, for clarification and avoidance of doubt, for periods prior to December 27, 2024, in the event that no Account Reallocation Form is received, amounts credited in an eliminated index or notational investment option shall be credited to the notional PESP Fixed Rate Fund.

3.All capitalized terms not defined herein shall have the meanings ascribed to them in the Deferred Compensation Plan.

4.Except where otherwise expressly amended herein, the Deferred Compensation Plan is ratified and confirmed and shall continue in full force and effect.

Adopted on behalf of The Prudential Insurance Company of America.

Date: December 16, 2024	By:	/s/ Kate Tekker
Kate Tekker
Vice President
Head of Total Rewards and HR Operations